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                                   EXHIBIT 21

                 SUBSIDIARIES OF CONSUMERS FINANCIAL CORPORATION

At December 31, 2003, Consumers Financial Corporation had ownership in the following subsidiaries:

100% of the outstanding common stock of Consumers Management Corporation

55% of the outstanding common stock of P.E.T. Centers of America